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                                                                  EXHIBIT 10.13



                                FOURTH AMENDMENT
                             THE EXCESS BENEFIT PLAN
                                       OF
                          THE PERKIN-ELMER CORPORATION


WHEREAS, the PE Corporation ("Company") last restated The Excess Benefit Plan of The Perkin-Elmer Corporation ("Plan") effective October 1, 1995; and

WHEREAS, the Board of Directors of the Company pursuant to Section 6.1 of the Plan reserves the right to amend the Plan from time to time; and

WHEREAS, it has been determined that an amendment is required at this time.

NOW, THEREFORE, the Plan be amended as stipulated below:

1. Effective October 1, 2001, Section 4.1(b) of the Plan is amended to replace the "Vanguard Life Strategy Moderate Growth Fund" with the "Fidelity Asset Manager Fund as held by The Employee 401(k) Savings Plan of the Applera Corporation."

2. Effective October 1, 2001, Article 6 of the Plan is amended by the addition of a new section which shall be titled Section 6.2 and shall now read as follows:

         "The Committee shall be granted the authority to make administrative changes to the Plan document by amendment of the Plan authorized by resolution of the Committee. Administrative changes include, but are not limited to, conforming provisions for administrative procedures to actual practice or changes in practice; deleting or correcting language that fails to accurately reflect the intended provisions of the Plan; updates for different funds used to measure performance; changes to the name of the Plan and Company; and implementing policy decisions that assist or clarify the administration of the Plan."